EXHIBIT 4.3

DEBENTURE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS.  THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM.  THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION” OR THE “SEC”) OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

FACE AMOUNT: PRICE: DEBENTURE NUMBER: ISSUANCE DATE: MATURITY DATE:	$1,750,000 $1,750,000 February 2007 101 February 16, 2007 March 31, 2009

FOR VALUE RECEIVED, Dinewise, Inc., a Nevada corporation (the “Company”), hereby promises to pay DUTCHESS PRIVATE EQUITIES FUND, LTD. (the “Holder”) by March 31, 2009 (the “Maturity Date”), the principal amount of One Million Seven Hundred Fifty Thousand U.S. Dollars ($1,750,000), and to pay interest and redemption on the principal amount thereof, and any accrued penalties, in such amounts, at such times and on such terms and conditions as are specified herein.

This Debenture (this “Debenture”) is subject to conversion by the Holder at any time after the date of issuance, based upon the formula set forth in Article 3.2(c) hereof.

Article 1

Interest.

(a)

The Company shall pay interest (“Interest”) at the rate of fourteen percent (14%) per annum, compounded daily, on the unpaid Face Amount of this Debenture at such times and in such amounts as outlined in this Article 1.  The Company shall make mandatory monthly payments of interest (the “Interest Payments”), in an amount equal to the interest accrued on the principal balance of the Debenture from the last Interest Payment until such time as the current Interest Payment is due and payable.  The Interest Payments shall commence on March 31, 2007 ("First Payment Date") and shall continue until the Face Amount is paid in full.  The Interest Payments shall be paid the last day of each month.  The Holder shall retain the right,

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  PR              TM             DHL

but not the obligation, to convert any Interest due and payable under this Debenture on terms outlined in Section 3 of this Debenture.

(b)

Any monies paid to the Holder in excess of the Interest due when paid shall be credited toward the redemption of the Face Amount of this Debenture.

Article 2

Method of Payment.

Section 2.1

Repayment of Debenture.

(a)

Commencing on the fourth (4th) month following the First Payment Date, the Company shall make monthly amortizing payments to the Holder (the “Amortizing Payments”) on the Interest outlined in Article 1 hereof, plus the Face Amount, with such Amortizing Payments to be paid on the last business day of each month for so long as there is an outstanding balance on this Debenture, in the amount outlined below:

i)  Commencing on June 30, 2007 and for two months thereafter (for a total of three payments), fifteen thousand dollars ($15,000).

     ii)  Commencing on September 30, 2007 and for five months thereafter (for a total of six payments), thirty thousand dollars ($20,000).

    iii)  Commencing on March 31, 2008 and for five months thereafter (for a total of six payments), thirty-five thousand dollars ($35,000)

    iv)

Commencing on September 30, 2008 and for five months thereafter (for a total of six payments), seventy thousand dollars ($70,000)

     v)  On March 31, 2009 all amounts then due and payable under this Debenture.

(b)

The Amortizing Payment described herein shall be in addition to the Interest Payments outlined in Article 1.

(c)

Notwithstanding any provision to the contrary in this Debenture, the Company may pay in full to the Holder the Face Amount, or any balance remaining thereon, in readily available funds, at any time and from time to time without penalty.

(d)

The Company may make additional payments toward the Principal Amount (“Prepayments”) without any penalties

(e)

  If the Company (i) raises any funds from a third-party, whether involving the issuance of debt or equity Securities, from a third party or (ii) sells any of its assets (excluding assets sold in the normal course of business) (each, a “Financing”), then the Company shall pay to the Holder one hundred percent (100%) of the net proceeds therefrom as Prepayment of the Face Amount of this Debenture, plus Interest and penalties, if any, then due.  In no event, shall the Prepayment exceed the unpaid Face Amount of this Debenture, Interest and penalties, if any, then due.  A Financing will also include the sale by the Company of any assets (excluding assets sold in the normal course of business) If at any time the Company has cash deposit in any accounts, whether bank, brokerage or other accounts, that exceeds two million two hundred and fifty thousand dollars ($2,250,000), the Company shall pay to the Holder all such amounts in excess of two million two hundred and fifty thousand dollars ($2,250,000).  All Prepayments

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  PR              TM             DHL

described in this Article 2.1(d) shall be made to the Holder within two (2) business day of the Company’s receipt of proceeds from such Financing.  Failure to comply with this Article 2.1 (d) shall constitute an Event of Default (as described in Article 6 hereof).

Article 3

Conversion.

Section 3.1

Conversion Privilege.

(a)

The Holder of this Debenture shall have the right to convert (a “Conversion”) any and all amounts owing under this Debenture into shares of common stock of the Company, par value $0.001 per share (“Common Stock”), at any time following the Issuance Date, but which is before the close of business on the Maturity Date, except as set forth in Section 3.2(c) hereof.  The number of shares of Common Stock issuable upon the Conversion of this Debenture (the “Conversion Shares”) is determined pursuant to Section 3.2 hereof and rounding the result up to the nearest whole share.

(b)

This Debenture may not be converted, whether in whole or in part, except in accordance with this Article 3.

(c)

In the event all or any portion of this Debenture remains outstanding on the Maturity Date, the unconverted portion of such Debenture shall automatically become due and payable in cash or converted into shares of Common Stock on such date in the manner set forth in Section 3.2 hereof.  The final payment described herein shall be at the Holder’s election.

Section 3.2

Conversion Procedure.

(a)

Conversion Procedures.  The Holder may elect to convert the unpaid Face Amount of and accrued Interest on this Debenture, in whole or in part, at any time following the Closing Date.  Such Conversion shall be effectuated by the Holder sending to the Company a facsimile or electronic mail version of the signed Notice of Conversion, attached hereto as Exhibit A, which evidences the Holder’s intention to convert the Debenture as indicated.  The date on which the Notice of Conversion is delivered (the “Conversion Date”) shall be deemed to be the date on which the Holder has delivered to the Company a facsimile or electronic mail of the signed Notice of Conversion.  Notwithstanding the above, any Notice of Conversion received by 5:00 P.M. Boston Time shall be deemed to have been received the previous business day, with receipt being via a confirmation of time of facsimile of the Holder.

(b)

Common Stock to be Issued.

 Upon the Holder's Conversion of any Debenture, the Company shall issue the number of shares of Common Stock equal to the Conversion.  If, at the time of Conversion, a registration statement covering the resale of the Conversion Shares has been declared effective, the Company shall instruct its transfer agent to issue stock certificates without restrictive legend (other than a legend referring to such registration statement and prospectus delivery requirements) or stop transfer instructions.  If, at the time of the Holder's Conversion, a registration statement covering the resale of the Conversion Shares has not been declared effective, the Company shall instruct the transfer agent to issue the certificates with an appropriate legend.  The Company shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to this Debenture. The Company represents and warrants to the Holder that no instructions, other than these instructions, have been given or will be given to the transfer agent and that the Common Stock shall otherwise be freely resold, except as may be otherwise set forth herein.

(c)

Conversion Price.  The Holder is entitled to convert the unpaid Face Amount of this Debenture, plus accrued Interest, any time following the Issuance Date, at the lesser of the following prices (the “Conversion Price”): (i) seventy-five percent (75%) of the lowest closing bid price of the Common Stock during the ten (10) trading days immediately prior to a Conversion Notice; or (ii) $.51.  No fractional shares or scrip representing fractions of shares will be issued upon Conversion, but the number of shares issuable shall be rounded up, in the event of a partial share, to the nearest whole share.  The Holder shall retain all rights of Conversion during any partial trading days.

(d)

Maximum Interest.  Nothing contained in this Debenture shall be deemed to establish or require the Company to pay interest to the Holder at a rate in excess of the maximum rate permitted by applicable law.  In the event that the rate of interest required to be paid exceeds the maximum rate permitted by applicable law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under applicable law and such excess, if so ordered, shall be credited on any remaining balances due to the Holder.  In the event that the interest rate on this Debenture is required to be adjusted pursuant to this Section 3.2(d), then the parties hereto agree that the terms of this Debenture shall remain in full force and effect except as is necessary to make the interest rate comply with applicable law.

(e)

Opinion Letter.  It shall be the Company’s responsibility to take all necessary actions and to bear all such costs to issue the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required.  The person or entity in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the Conversion Date.  Upon surrender of any Debentures that are to be converted in part, the Company shall issue to the Holder a new Debenture equal to the unconverted amount.  The Company hereby acknowledges that the date of consideration for this Debenture is the Issuance Date and shall use all commercially reasonable best efforts to facilitate sales under Rule 144 of the Securities Act.  [In the event the Company's counsel refuses to furnish an opinion letter for the resale of the Holder's shares, the Holder shall be permitted to have outside counsel of its choosing furnish the opinion letter, at the expense of the Company, and the Company shall immediately instruct its transfer agent to rely on such opinion for the resale of the Holder's shares.

(f)

Delivery of Shares.

(i)

Within three (3) business days after receipt of the Notice of Conversion (the “Certificate Deadline”), the Company shall deliver a certificate, in accordance with Section 3.2(c) hereof for the number of shares of Common Stock issuable upon a Conversion.  In the event the Company does not make delivery of said certificate by the Certificate Deadline, the Company shall pay to the Holder in cash, as liquidated damages, an additional fee per day equal to three percent (3%) of the dollar value of the Debentures being converted, pro rata for partial periods until delivered.

(ii)

If the failure of the Company to issue the certificate pursuant to this Article 3.2(f) is due to the unavailability of a sufficient number of authorized shares of Common Stock, then the provisions of this Article 3.2(f) shall apply as well as the provisions of Article 3.2(k) hereof shall apply.

(iii)

The Company shall make any payments required under this Article 3.2(f) in immediately available funds by the Certificate Deadline.  Nothing herein shall limit the Holder’s right, at the Holder's sole discretion, to pursue actual damages or cancel the Conversion for the Company’s failure to issue and deliver the certificate pursuant this Article 3.2(f) by the Certificate Deadline.

(iv)

The Company shall at all times reserve (or make alternative written arrangements for reservation or contribution of shares) and have available all Common Stock necessary to meet Conversion of the full amount of the Debentures then outstanding and due to the Holder, unless so waived by the Holder in writing.  If, at any time, the Holder submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock (or alternative shares of Common Stock as may be contributed by Stockholders) available to effect, in full, a Conversion of the Debentures (a “Conversion Default”, the date of such default being referred to herein as the “Conversion Default Date”), the Company shall issue to the Holder all of the shares of Common Stock which are then currently available.  Any Debentures or any portion thereof, which cannot be converted due to the Company's lack of sufficient authorized common stock (the “Unconverted Debentures”), may be deemed null and void upon written notice sent by the Holder to the Company.  The Company shall provide notice of such Conversion Default (“Notice of Conversion Default”) to the Holder, by facsimile, within one (1) business days of such default.

(v)

In the event of a Conversion Default, the Company will pay to the Holder liquidated damages computed as follows (the “Conversion Default Rate”):

(N / 365) x (0.24) x (Unconverted Debentures held by the Holder)

Where N is equal to the number of days from the Conversion Default Date to the date that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining Debentures (the “Authorization Date”).

(vi)

In the event of a Conversion Default, the Company shall send notice to the Holder that additional shares of Common Stock have been authorized, stating the Authorization Date and the amount of the Holder’s accrued Conversion Default Rate (“Authorization Notice”).  The accrued Conversion Default shall be paid in cash or shall be convertible into Common Stock at the Conversion Default Rate, upon written notice sent by the Holder to the Company, as follows: (i) in the event the Holder elects to take such payment in cash, cash payment shall be made to the Holder  within five (5) business days, or (ii) in the event Holder elects to take such payment in Common Stock, the Holder may convert at  the Conversion Default Rate within five (5) business days until the expiration of the Conversion period.

(viii)

The Company acknowledges that its failure to maintain a sufficient number of authorized but unissued shares of Common Stock to effect in full a Conversion of the Debentures will cause the Holder to suffer irreparable harm, and that damages will be difficult to ascertain.  Accordingly, the parties agree that it is appropriate to include in this Debenture a provision for liquidated damages.  The parties acknowledge and agree that the liquidated damages provision set forth in Section 3.2(f)(v) represents the parties’ good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty.  The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Debenture.  Nothing herein shall limit the Holder’s right to pursue actual damages for the Company’s failure to maintain a sufficient number of authorized shares of Common Stock.

(ix)

If by the Certificate Deadline, any portion of the shares of the Debentures have not been delivered to the Holder and the Holder purchases, in an open market transaction or otherwise, shares of Common Stock necessary to make delivery of shares which would have been delivered if the full amount of the shares to be converted and delivered to the Holder by the Company (the “Covering Shares”), then the Company shall pay to the Holder, in addition to any other amounts due to the Holder pursuant to this Debenture, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below).  The “Buy In Adjustment Amount” is the amount equal to the excess, if any, of (x) the Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares, minus (y) the net proceeds (after brokerage commissions, if any) received by the Holder from the sale of the sold shares.  The Company shall pay the Buy-In Adjustment Amount to the Holder in immediately available funds within five (5) business days of written demand by the Holder.  By way of illustration and not in limitation of the foregoing, if the Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which the Company would be required to pay to the Holder would be $1,000.

(g)

Prospectus and Other Documents.  If so required, the Company shall furnish to the Holder one (1) prospectus and any other documents incidental to the registration of the Conversion Shares, including any amendment of or supplements thereto.  Any filings submitted via EDGAR will constitute fulfillment of the Company's obligation under this Section.

(h)

Limitation on Issuance of Shares. If the Company’s Common Stock becomes listed on the Nasdaq SmallCap Market after the issuance of this Debenture, the Company may be limited in the number of shares of Common Stock it may issue by virtue of (A) the number of authorized shares or (B) the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded, including, but not necessarily limited to, NASDAQ Rule 4310(c)(25)(H)(i) or Rule 4460(i)(1), as may be applicable (collectively, the “Cap Regulations”).  Without limiting the other provisions thereof: (i) the Company will take all steps necessary to issue the Conversion Shares without violating the Cap Regulations, and (ii) if, despite taking such steps, the Company cannot issue such Conversion Shares without violating the Cap Regulations or the Holder cannot convert as a result of the Cap Regulations (each such Debenture, an “Unconverted Debenture”) the Holder shall have the right to elect either of the following options:

(i)

if permitted by the Cap Regulations, require the Company to issue shares of Common Stock in accordance with the Holder's Notice of Conversion at a conversion purchase price equal to the average of the closing bid price per share of Common Stock for any five (5) consecutive Trading Days (subject to certain equitable adjustments for certain events occurring during such period) during the sixty (60) Trading Days immediately preceding the Conversion Date; or

(ii)

require the Company to redeem each Unconverted Debenture for an amount (the “Redemption Amount”), payable in cash, equal to the sum of (i) one hundred thirty-three percent (133%) of the principal amount of the Unconverted Debenture, plus (ii) any accrued but unpaid Interest thereon through and including the date on which the Redemption Amount is paid to the holder (the “Redemption Date”).

The Holder may elect, without limitation, one of the above remedies with respect to a portion of such Unconverted Debenture and the other remedy with respect to other portions of the Unconverted Debenture.  The Unconverted Debenture shall contain provisions substantially consistent with the above terms, with such additional provisions as may be consented to by the Holder.  The provisions of this Section are not intended to limit the scope of the provisions otherwise included in the Unconverted Debenture.

(i)

Limitation on Amount of Conversion and Ownership.  Notwithstanding anything to the contrary in this Debenture, in no event shall the Holder be entitled to convert that amount of Debenture, and in no event shall the Company permit that amount of conversion, into that number of shares, which when added to the sum of the number of shares of Common Stock beneficially owned, (as such term is defined under Section 13(d) and Rule 13d-3 of the Securities Exchange Act of 1934, as may be amended, (the “Exchange Act”)), by the Holder, would exceed four and ninety-nine one hundredths percent (4.99%) of the number of shares of Common Stock outstanding on the Conversion Date, as determined in accordance with Rule 13d-1(j) of the Exchange Act.  In the event that the number of shares of Common Stock outstanding as determined in accordance with Section 13(d) of the Exchange Act is different on any Conversion Date than it was on the Closing Date, then the number of shares of Common Stock outstanding on such Conversion Date shall govern for purposes of determining whether the Holder would be acquiring beneficial ownership of more than four and ninety-nine one hundredths percent (4.99%) of the number of shares of Common Stock outstanding on such Conversion Date.  However, nothing in this Section 3.2(i) shall be read to reduce the amount of principal, Interest or penalties, if any, due to the Holder.

(j)

Legend.  The Holder acknowledges that each certificate representing the Debentures, and the Common Stock unless registered pursuant to a registration statement, shall be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (ii) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

(k)

Prior to Conversion of this Debenture, if at any time the Conversion of all the Debentures and exercise of all the Warrants outstanding would result in an insufficient number of authorized shares of Common Stock being available to cover all the Conversions, then in such event, the Company will move to call and hold a shareholder’s meeting or have shareholder action with written consent of the proper number of shareholders within thirty (30) days of such event, or such greater period of time if statutorily required or reasonably necessary as regards standard brokerage house and/or SEC requirements and/or procedures, for the purpose of authorizing additional shares of Common Stock such as necessary to facilitate the Holder's Conversions.  In such an event, management of the Company shall recommend to all shareholders to vote their shares in favor of increasing the authorized number of shares of Common Stock.  Management of the Company shall vote all of its shares of Common Stock in favor of increasing the number of shares of authorized Common Stock to an amount equal to three hundred percent (300%) of the remaining balance on this Debenture.  The Company represents and warrants that under no circumstances will it deny or prevent the Holder’s right to convert the Debentures as permitted under the terms of any of this Debenture, Warrant (as defined below) and any other documents or agreements executed in connection with the transactions contemplated hereunder (the “Transaction Documents”).  Nothing in this Section shall limit the obligation of the Company to make the payments set forth in this Article 3.  The Holder, at its sole option, may request the company to authorize and issue additional shares if the Holder feels it is necessary for Conversions in the future.  In the event the Company’s shareholder’s meeting does not result in the necessary authorization, the Company shall redeem the outstanding Debentures for an amount equal to the sum of the principal of the outstanding Debentures plus accrued Interest thereon multiplied by one hundred twenty-five percent (125%).

Section 3.3

Fractional Shares.  The Company shall not issue fractional shares of Common Stock, or scrip representing fractions of such shares, upon the conversion of this Debenture.  Instead, the Company shall round up, to the nearest whole share.

Section 3.4

Taxes on Conversion.  The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion of this Debenture.  However, the Holder shall pay any such tax which is due because the shares are issued in a name other than its name.

Section 3.5

Company to Reserve Stock.  The Company shall reserve and maintain the number of shares of Common Stock required pursuant to and upon the terms set forth herein to permit the Conversion of this Debenture.  All Conversion Shares shall, upon issuance by the Company, be validly issued, fully paid and nonassessable and free and clear from all taxes, liens, charges and encumbrances with respect to the issuance thereof.

Section 3.6

Restrictions on Sale.  This Debenture has not been registered under the Securities Act and is being issued under Section 4(2) of Securities Act and Rule 506 of Regulation D promulgated under the Securities Act.  This Debenture and the Conversion Shares may only be sold pursuant to registration under or an exemption from the Securities Act.

Section 3.7

Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in the case of a subdivision of shares or stock dividend, or proportionately increased in the case of combination of shares, in each such case, by the ratio that the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

Article 4

Mergers.

The Company shall not consolidate or merge into, or transfer any or all of its assets to, any person, unless such person assumes in writing the obligations of the Company under this Debenture and immediately after such transaction no Event of Default (as defined below) exists.  Any reference herein to the Company shall refer to such surviving or transferee corporation and the obligations of the Company shall terminate only upon such written assumption of the Company's obligation.  In the event of a merger, or other consolidation, the Company shall give notice to the Holder simultaneously with the announcement to the public markets.

Article 5  Security.

This Debenture, and the Company’s obligations hereunder, are secured by that certain Security Agreement, of even date herewith, by and between the Company and the Holder (the “Security Agreement”).

Article 6

Defaults and Remedies.

Section 6.1

Events of Default.  An “Event of Default” occurs if any one of the following occur:

(a)

the Company does not make timely payment or Conversion, in whole or in part, necessary to cover the principal, Interest or other sum due on the Maturity Date, Conversion Date, upon redemption, or otherwise described herein, subject to notice being sent by the Holder via electronic mail or facsimile to the Company, subject to cure in one (1) day;

(b)

the Company does not make a Payment in cash for a period of two (2) business days when due as described in this Debenture;

(c)

any of the Company’s representations or warranties contained in the Transaction Documents or this Debenture were false when made or the Company fails to comply with any of its other agreements in the Transaction Documents and such failure continues for a period of five (5) business days;

(d)

the Company pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as defined below) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that  (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) calendar days;

(e)

the Company’s Common Stock is suspended or no longer listed on any recognized exchange including electronic over-the-counter bulletin board (“Principal Market”) for in excess of five (5) consecutive trading days.  Failure to comply with the requirements for continued listing on a Principal Market for a period of five (5) trading days; or notification from a Principal Market that the Company is not in compliance with the conditions for such continued listing on such Principal Market; or

(f)

the Company breaches any covenant or condition of the Transaction Documents, and such breach, if subject to cure, continues for a period of five (5) business days; or

Section 6.2

Remedies.

(a)

In the Event of Default, the Holder may elect to secure a portion of the Company's assets in Pledged Collateral (as defined in the Security Agreement).  The Holder may also elect to garnish revenue from the Company in an amount that will repay the Holder on the schedules outlined in this Debenture.

(b)

In the Event of Default, as outlined in this Debenture, the Holder can exercise its right to increase the Face Amount of the Debenture by five percent (5%) as an initial penalty, and by five percent (5%) for each subsequent Event of Default.  In addition, the Holder may elect to increase the Face Amount by two and one-half percent (2.5%) per month (pro-rata for partial periods) paid as liquated damages (“Liquidated Damages”), compounded daily.  It is the intention and acknowledgement of both parties that the Liquidated Damages not be deemed as Interest or a penalty under the terms of this Debenture.

Section 6.3

Acceleration.  If an Event of Default occurs, the Holder by notice to the Company may declare the remaining Face Amount of this Debenture, together with all accrued Interest and any liquidated damages, to be immediately due and payable in full.

Section 6.4

Seniority. The Company warrants that no indebtedness of the Company is senior to this Debenture, other than the Company’s $2,500,000 principal amount Debentures due July 14, 2011 issued to the Holder on July 14, 2006 (the “July 2006 101 Debenture”), in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise.  The Company warrants that it has taken all necessary steps to subordinate its other obligations to the rights of the Holder hereunder.

Section 6.5

Cost of Collections.  If an Event of Default occurs, the Company shall pay the Holder's reasonable costs of collection, including reasonable attorney's fees and costs of arbitration.

Article 7

Registered Debentures.

Section 7.1

Record Ownership.  The Company or its attorney shall maintain a register of the Holder of the Debentures (the “Register”) showing their names and addresses and the serial numbers and Face Amounts of Debentures issued to them.  The Register may be maintained in electronic, magnetic or other computerized form.  The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture.   The Holder of this Debenture is exclusively entitled to receive payments of Interest on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

Section 7.2

Worn or Lost Debentures.  If this Debenture becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new Debenture in lieu hereof upon its surrender.  Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the Debenture if the Holder so requests by written notice to the Company and provides the Company with such documents as may be reasonably requested by the Company, including a loss Debenture affidavit.

Article 8

Notice.

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Debenture must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Paul Roman

Dinewise, Inc.

500 Bi-County Blvd. Ste. 400

 Farmingdale, NY 11735-3940

Telephone: 631-694-1111

Facsimile: 631-694-8493

If to the Holder:

Dutchess Capital Management, LLC

50 Commonwealth Ave, Suite 2

Boston, MA  02116

Attention: Douglas Leighton

Telephone: (617) 301-4700

Facsimile: (617) 249-0947

Each party hereto shall provide five (5) business days prior notice to the other party hereto of any change in address, phone number or facsimile number.

Article 9

Time.

Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a holiday on which the United States Stock Markets (“US Markets”) are closed (a “Holiday”), such payment shall be made or condition or obligation performed on the last business day following such Saturday, Sunday or Holiday.  A “business day” shall mean a day on which the US Markets are open for a full day or half day of trading.

Article 10

No Assignment.

This Debenture and the obligations of the Company hereunder shall not be assignable by the Company.

Article 11

Rules of Construction.

In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the tense so indicates, words of the neuter gender may refer to any gender.  The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof.  Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.  Any capitalized term used but not defined in this Debenture shall have the meaning ascribed to it in the Transaction Documents.

Article 12

Governing Law.

The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements that are negotiated, executed, delivered and performed solely in the Commonwealth of Massachusetts.

Article 13

Disputes Under Debenture.

All disputes arising under this Debenture shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws.  The parties to this Debenture shall submit all disputes arising under this Debenture to arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association (the “AAA”).  The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts.  No party hereto will challenge the jurisdiction or venue provisions as provided in this section.  The award of the arbitrators shall be final and non-appealable and judgment upon such award may be entered into any court of competent jurisdiction.  Nothing in this section shall limit the Holder's right to obtain an injunction for a breach of this Debenture from a court of law.  Any injunction obtained shall remain in full force and effect until the arbitrator, as set forth in Article 13, fully adjudicates the dispute.

Article 14  Additional Financing and Registration Statements

Section 14.1

The Company will not enter into any additional financing agreements whether for debt or equity securities, without prior expressed written consent from the Holder, which shall not be unreasonably withheld.

Section 14.2

The Company agrees that it shall not file any registration statement which includes any of its Common Stock, including those on Form S-8, except for those filing for a bona fide employee stock option plans and not to exceed 7,500,000 shares, until such time as the Debenture is paid in full or unless and until Holder gives its prior written consent (which may be given or withheld in Holder’s sole and absolute discretion).

Section 14.3

If at any time while this Debenture is outstanding, the Company issues or agrees to issue to any entity or person (“Third-Party”) for any reason whatsoever, any common stock or securities convertible into or exercisable for shares of Common Stock, except for issuances of Common Stock under the Company’s 2006 Stock Option Plan (or modify any such terms in effect prior to the execution of this Debenture) (a “Third Party Financing”), at terms deemed by the Holder to be more favorable to the Third-Party, then the Company grants to the Holder the right, at the Holder’s election, to modify the terms of this Debenture to match or conform to the more favorable term or terms of the Third-Party Financing.  The rights of the Holder in this Section 14.3 are in addition to all other rights the Holder has pursuant to this Debenture and the related Security Agreement between the Holder and the Company.

Violation of any Section under this Article 14 shall constitute an Event of Default and the Holder may elect to take the action or actions outlined in Article 6 hereof.

Article 15

Holder Warrants.

As an additional inducement to the Holder entering into the Debenture, the Company shall issue to the Holder a warrant to purchase four million (4,000,000) shares of its Common Stock at the exercise price outlined in the warrant (the “Warrant”).

Article 16

Waiver.

The Holder's delay or failure at any time or times hereafter to require strict performance by the Company of any undertakings, agreements or covenants shall not waive, affect, or diminish any right of the Holder under this Debenture to demand strict compliance and performance herewith.  Any waiver by the Holder of any Event of Default shall not waive or affect any other Event of Default, whether such Event of Default is prior or subsequent thereto and whether of the same or a different type.  None of the undertakings, agreements and covenants of the Company contained in this Debenture, and no Event of Default, shall be deemed to have been waived by the Holder, nor may this Debenture be amended, changed or modified, unless such waiver, amendment, change or modification is evidenced by an instrument in writing specifying such waiver, amendment, change or modification and signed by the Holder.

Article 17

Integration.

This Debenture is the final definitive agreement between the Company and the Holder with respect to the terms and conditions set forth herein, and, the terms of this Debenture may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties hereto.  The execution and delivery of this Debenture is done in conjunction with the execution of the Security Agreement and Warrant.

Article 18

Failure To Meet Obligations by the Company.

      The Company acknowledges that its failure to timely meet any of its obligations hereunder, including, but without limitation, its obligations to make payments, deliver shares and, as necessary, to register and maintain sufficient number of shares, will cause the Holder to suffer irreparable harm and that the actual damage to the Holder will be difficult to ascertain.  Accordingly, the parties hereto agree that it is appropriate to include in this Debenture a provision for liquidated damages.  The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties’ good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and do not constitute a penalty.  The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Debenture.

Article 19

Representations and Warranties of the Company.

The Company hereby represent and warrants to the Holder that: (i) it is voluntarily issuing this Debenture of its own freewill, (ii) it is not issuing this Debenture under economic duress, (iii) the terms of this debenture are reasonable and fair to the Company, and (iv) the Company has had independent legal counsel of its own choosing review this Debenture, advise the Company with respect to this Debenture, and represent the Company in connection with the issuance of this Debenture.

Article 20

Acknowledgements of the Parties.

Notwithstanding anything in this Debenture to the contrary, the parties hereto hereby acknowledge and agree to the following: (i) the Holder makes no representations or covenants that it will not engage in trading in the securities of the Company; (ii) the Company shall, by 8:30 A.M. Boston Time on the third trading day following the date hereof, file a current report on Form 8-K disclosing the material terms of the transactions contemplated hereby and in the other Transaction Documents; (iii) the Company has not and shall not provide material non-public information to the Holder unless prior thereto the Holder shall have executed a written agreement regarding the confidentiality and use of such information; and (iv) the Company understands and confirms that the Holder will be relying on the acknowledgements set forth in clauses (i) through (iii) above if the Holder effects any transactions in the securities of the Company.

Article 21

Use of Proceeds.

The Company intends to use the funds as outlined in the Use of Proceeds statement attached hereto as Exhibit B and incorporated herein by reference.

Article 22

Administration & Closing Costs.

The Company agrees to pay seventy-five thousand dollars ($75,000) for closing costs associated with issuance of the Debenture and the consummation of the transactions contemplated hereby and in the other Transaction Documents.

The Company agrees to pay fifteen thousand dollars ($15,000) for administration costs associated with the issuance of the Debenture and the consummation of the transactions contemplated hereby and in the other Transaction Documents.  This amount shall cover, but is not limited to, the following: due diligence expenses, document creation expenses, and transaction administration expenses.  All such structuring and administration expenses shall be deducted from the first Closing.

Article 23

Miscellaneous

Section 23.1

This Debenture may be executed in two (2) or more counterparts, all of which taken together shall constitute one instrument.  Execution and delivery of this Debenture by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Debenture by such Party.  Such facsimile copies shall constitute enforceable original documents.

Section 23.2

The Company warrants that the execution, delivery and performance of this Debenture by the Company and the consummation by the Company of the transactions contemplated hereby and in the other Transaction Documents will not (i) result in a violation of the Articles of Incorporation, or the Bylaws of the Company, (ii) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree, including United States federal and state securities laws and regulations and the rules and regulations of the principal securities exchange or trading market on which the Common Stock is traded or listed (the “Principal Market”), applicable to the Company or any of its Subsidiaries (which for purposes of this Debenture means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest) or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.  Neither the Company nor its Subsidiaries is in violation of any term of, or in default under, the Articles of Incorporation, or the Bylaws or their organizational charter or Bylaws, respectively, or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have a Material Adverse Effect (as defined below).  The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect.  The Company is not required to obtain any consent, authorization, permit or order of, or make any filing or registration (except the filing of a registration statement) with, any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Debenture in accordance with the terms hereof or thereof. All consents, authorizations, permits, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof and are in full force and effect as of the date hereof.  The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing.

Section 23.3

The Company and its Subsidiaries are corporations duly organized and validly existing in good standing under the laws of the respective jurisdictions of their incorporation, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted.  Both the Company and its Subsidiaries are duly qualified to do business and are in good standing in every jurisdiction in which their ownership of property or the nature of the business conducted by them makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.  As used in this Debenture, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or and in the other Transaction Documents, or on the authority or ability of the Company to perform its obligations under the Debenture.

Section 23.4

Authorization; Enforcement; Compliance with Other Instruments.  (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Debenture, and to issue this Debenture in accordance with the terms hereof and thereof; (ii) the execution and delivery of this Debenture by the Company and the consummation of the transactions contemplated hereby and in the other Transaction Documents, including without limitation the reservation for issuance.  The number of shares of Common Stock issuable upon the Conversion, have been duly and validly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors, or its shareholders; (iii) this Debenture has been duly and validly executed and delivered by the Company; and (iv) this Debenture constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

Section 23.5

The execution and delivery of this Debenture shall not alter the prior written agreements between the Company and the Holder, consisting of the transaction documents associated with the July 2006 101 Debenture.

Section 23.6

There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants, auditors and lawyers formerly or presently used by the Company, including but not limited to disputes or conflicts over payment owed to such accountants, auditors or lawyers.

Section 23.7

All representations made by or relating to the Company of a historical nature and all undertakings described herein shall relate and refer to the Company, its predecessors, and the Subsidiaries.

Section 23.8

The only officer, director, employee and consultant stock option or stock incentive plan currently in effect or contemplated by the Company has been submitted to the Holder or is described or within past filings with the SEC.  The Company agrees not to initiate or institute any new stock option or stock incentive plan without the prior written consent of the Holder.

Section 23.9

In the event that any rules, regulations, oral or written interpretations or Comments (as defined in the Debenture Registration Rights Agreement between the Holder and the Company dated February 10, 2006) from the SEC NASD, NYSE, NASDAQ or other governing or regulatory body, prohibit or hinder any operation of this Debenture, the Company and the Holder hereby agree that those specific terms and conditions shall be negotiated in good faith on similar terms within five (5) business days, and shall not alter, diminish or affect any other rights, duties, obligations or covenants in this Debenture and that all terms and conditions will remain in full force and effect except as is necessary to make those specific terms and conditions comply with applicable rule, regulation, interpretation or Comment.  Failure for the Company to agree to on such new terms as necessary to achieve the intent of the original documents, shall constitute an Event of Default and the Holder may therefore elect to take actions as outlined in Article 6 hereof.

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_______    ________    ________

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IN WITNESS WHEREOF, the parties hereto have caused this Debenture to be duly executed on the day and year first above written.

DINEWISE, INC.

By

__________________

Name: Paul Roman

Title: Chief Executive Officer

By__________________________________

Name: Thomas McNeill

Title: Chief Financial Officer

         DUTCHESS PRIVATE EQUITIES FUND, LTD.

By: ________________

Name: Douglas H. Leighton

Title: Director

EXHIBIT A

NOTICE OF CONVERSION

Dinewise, Inc.

Re: Notice of Conversion

Gentlemen:

The undersigned hereby irrevocably elects, as of ________________, to convert $________________ of its convertible debenture (the “Debenture”) into Common Stock of  Dinewise, Inc. (the “Company”) according to the conditions set forth in the Debenture issued by the Company.

Date of Conversion_______________________________________________

Applicable Conversion Price________________________________________

Number of Debentures Issuable upon this Conversion____________________

Name:  Dutchess Private Equities Fund, LTD.

Address: 50 Commonwealth Ave, Boston, MA 02116

Phone: 617-301-4700

Fax: 617-249-0947

DUTCHESS PRIVATE EQUITIES FUND, LTD.,

By: _______________________________________

Name: Douglas H. Leighton

Title: Director

_______    ________    ________

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